EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Alliance Bankshares Corporation
Chantilly, Virginia
We consent to the incorporation by reference in Registration Statement (No. 333-106264) on Form S-8 of Alliance Bankshares Corporation of our report dated April 14, 2009 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2008.
Winchester, Virginia
April 14, 2009